Exhibit 10.1

[●], 2024

[Name]

RE: Acceleration of Payments

Dear [Name]:

As you are aware, BM Technologies, Inc., (the “Company”) has entered into an Agreement and Plan of Merger dated October 24, 2024 (the “Merger Agreement”) with First Carolina Bank (“Parent”) and the other parties enumerated therein, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). Reference is made to your employment agreement with the Company, dated as of [●] (the “Employment Agreement”). Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.

By signing below, you and the Company each agree that:

1.	Subject to your agreement in Paragraph 2 below, the Company has elected to accelerate the timing of the vesting and settlement, as of [Date], of [Number] of the [Number] outstanding restricted stock units (“RSUs”) held by you that would otherwise be eligible to vest on [Date]. Any amounts required to be withheld in connection with the vesting of the RSUs shall be satisfied by the Company’s withholding the requisite number of shares of common stock otherwise deliverable upon settlement to satisfy such tax withholding obligation, unless you have made arrangements satisfactory to the Company prior to the date any such withholding obligations arises to pay to the Company of an amount in cash sufficient to satisfy such tax withholding.

2.	In the event (a) you cease to be employed with the Company prior to the date on which the RSUs would otherwise have become vested or (b) that any of the RSUs would have been forfeited as a result of a failure to satisfy any applicable performance conditions, you hereby agree to repay, within 30 days, an amount in cash equal to the product of (x) the number of RSUs that would not have vested absent this letter agreement (i.e. absent the removal of the original time and performance vesting criteria) and (y) the value of a share of the Company’s common stock on the repayment date (provided that, if the Transaction has occurred, clause (y) shall be $5.00). You shall not be required to repay such amount if you otherwise become legally entitled to receive the accelerated vesting and settlement of the RSUs, including, to the extent applicable, timely executing, and not revoking, an effective release, in accordance with Section [5.6] of the Employment Agreement.

You acknowledge and agree that nothing in this letter agreement shall confer upon you any right to continue in the employ of the Company, Parent or any affiliate or interfere in any way with any right to terminate such employment at any time for any reason whatsoever (whether by the Company, Parent or any affiliate, as applicable, for Cause or without Cause or by you with Good Reason) without liability, subject to any rights set forth in the Employment Agreement or this letter agreement. You acknowledge and agree that you shall not be eligible to receive any payments or benefits accelerated hereunder in a manner that results in a duplication of payments or benefits.

Notwithstanding any other terms of the Company’s insider trading policy, you acknowledge and agree that you shall not sell, transfer or otherwise dispose any of the shares that you receive in connection with the accelerated vesting of the RSUs prior to the earlier of (i) the closing of the Transaction; or (ii) the date on which the RSUs would have otherwise vested.

No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. This letter agreement is governed by the laws of the State of Delaware without regard to its conflict-of-law rules and each of the parties hereby submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware with respect to any claim or action arising relating to this letter agreement. This letter agreement may be executed in counterparts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this letter agreement to be executed as of the date first written above.

Company:
BM Technologies, Inc.

By:
	Name:	[●]
	Title:	[●]

[Name]

[Signature Page to Letter Agreement]